CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-148019 on Form N-14 of our report dated February 19, 2007, relating to the financial statements and financial highlights of Metropolitan Series Fund, Inc. Harris Oakmark Large Cap Value Portfolio and our report dated February 20, 2007, relating to the financial statements and financial highlights of Met Investors Series Trust MFS Value Portfolio appearing in their Annual Reports on Form N-CSR for the year ended December 31, 2006, and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP


Boston, Massachusetts
January 7, 2008